EXHIBIT 1

             Memorandum of Understanding Regarding Joint Petrolite/
                 Barnickel Efforts to Explore Sale of Petrolite


     Memorandum of Understanding, dated as of November 27, 1996, between Petrolite Corporation, a Delaware corporation (the "Company"), and Wm. S. Barnickel & Company, a Missouri corporation ("WSB").


     1. Sale Exploration Committee.

          (a) The Special Committee of the Board of Directors of the Company established June 13, 1996 shall be in charge of the exploration of the sale of the Company (the "Committee"). The Committee shall consist of the directors listed on Exhibit A hereto.

          (b) J. Peters MacCarthy and Robert H. Quenon shall be entitled to participate in the Committee with all of the rights of the members of the Committee, including the right to notice, attendance and participation at all meetings of the Committee, except that they will not have the right to vote. If either of such persons shall become unable or unwilling to serve, WSB shall be entitled to designate Robert E. Kresko as a replacement and then, if necessary, such other replacements as may be required. The members of the Committee who are directors of the Company may meet privately with the Committee's legal counsel to receive and consider legal advice with respect to their fiduciary duties, provided that prior notice of any meetings of the Committee shall be given to Messrs. MacCarthy and Quenon or their replacements.

          (c) The purpose of the Committee will be, subject to the fiduciary duties of the directors, to pursue a process for the sale or merger of the Company on the most advantageous terms for all shareholders. The Committee will take into account, among any other shareholders' concerns, the fact that WSB has a strong preference for a transaction structured as a tax-free reorganization involving WSB directly.

          (d) Goldman Sachs & Co. and Morgan Stanley & Co., Incorporated, each will fully participate in the Committee's exploration of the sale process, advising and assisting the Committee. Goldman Sachs and Morgan Stanley will execute a singular process to explore a sale of the Company. The Committee, with the advice and assistance of such financial advisors, A.G. Edwards and the Committee's legal counsel, will consider a variety of business combination structures in seeking to find a transaction on the most advantageous terms for all Petrolite shareholders. Goldman Sachs and Morgan Stanley will provide full and ongoing disclosure of the status of the process, including the material content of any discussions with prospective acquirors, to the Committee and each other. Goldman Sachs, Morgan Stanley and A.G. Edwards will each continue to perform their roles of advisors to the Company, WSB and the Special Committee respectively. Except as may subsequently be agreed, WSB shall be solely responsible for the payment of any fees and expenses, and indemnification, of Morgan Stanley.
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          (e) All material elements of the sale/merger process, all material actions taken to implement the process, and all agreements, arrangements or understandings with any companies participating in the process will be reviewed with the Committee in advance. If any agreements which have been entered into between the Company and any prospective acquirors participating in the process to date contain any provisions that prevent or limit such prospective acquiror or its representatives from communicating with WSB or its representatives, such provisions are hereby waived by the Company.

     2. Standstill. WSB will standstill (that is, take no implementing action) with respect to any consent solicitation and the pending litigation for 90 days so that the Company's Board can pursue the Committee's purpose. The litigation pending in the Delaware Court of Chancery styled "Wm. S. Barnickel & Co. v. Petrolite Corporation, et. al." shall be dismissed without prejudice.

     3. Amendment of Rights Agreement, Etc.

          (a) Effective upon the execution hereof, the Company has amended the Rights Agreement, dated as of March 28, 1994, as amended as of December 1, 1994 and February 7, 1995, between the Company and Society National Bank (the "Rights Agreement") to provide that (i) any previous requirement for "Continuing Director" action under the Rights Agreement has been eliminated and (ii) no person shall be deemed to be the "beneficial owner," within the meaning of the Rights Agreement, of shares of the Company stock owned by any other person solely by reason of the solicitation and delivery of revocable consents to the removal of certain of the Company's directors and the election of new directors pursuant to a public consent solicitation. A copy of the amendment to the Rights Agreement is attached hereto as Exhibit C. Except as set forth above, the Company has not amended the Rights Agreement or resolved to do so.

          (b) The Company acknowledges and agrees that the provisions of Article II Section 12 of the Company's Bylaws shall not be construed to limit actions by written consent.

          (c) No other Rights Agreement provisions, Bylaws or other structural arrangements will be adopted or implemented which will constitute obstacles in the path of the shareholder consent process.

     4. No Inconsistent Actions. During the next 90 days, except in connection with a merger or other business combination transaction involving all of the Company's outstanding shares that is recommended by the Committee and approved by the Company's board of directors, the Company will not knowingly take any actions which would interfere with or impair the sale/merger process, including any action which presents any reasonable risk that it would prevent (i) a sale or merger of the Company in a three party transaction involving the Company, WSB and a third party acquiror, (ii) a transaction from being accounted for as a "pooling of interests" or being treated as a tax-free reorganization under applicable tax law, or (iii) a transaction from receiving any requisite regulatory approval or clearance, including under applicable antitrust law; provided, however, that no actions may be knowingly taken in connection with such a merger or business combination transaction if such actions would have the effect preventing any of the matters referred to in (i), (ii) or (iii) above, or

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

otherwise would have a material adverse effect on the financial condition of the Company and its subsidiaries taken as a whole, if such merger or other business combination transaction is not consummated.

     5. Good Faith, Etc. The parties will proceed in good faith to implement the terms of this Memorandum of Understanding. This Memorandum of Understanding shall be governed in all respects by the laws of the State of Delaware and the parties consent to submit themselves to the personal jurisdiction of any Federal or state court located in Delaware in the event of any dispute arising out of this Memorandum of Understanding. The parties agree that irreparable damage would occur in the event that any terms or provisions of this Memorandum of Understanding were not performed in accordance with their specific terms or were otherwise breached; it is accordingly agreed that the parties shall be entitled to injunctive relief to prevent breaches of the terms contained herein and to enforce specifically the terms and provisions of this Memorandum of Understanding, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding as of the date first above written.

                                       PETROLITE CORPORATION

                                       By:  /s/ Paul H. Hatfield
                                            ------------------------------------
                                            Name:  Paul H. Hatfield
                                            Title: Chief Executive Officer

                                       WM. S. BARNICKEL & COMPANY

                                       By:  /s/ V. Raymond Stranghoener
                                            ------------------------------------
                                            Name:  V. Raymond Stranghoener
                                            Title: Vice President

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
                                                                       EXHIBIT A

                SPECIAL COMMITTEE OF PETROLITE BOARD OR DIRECTORS

Andrew B. Craig, III                   Richard L. O'Shields
Jerry B. Davis                         Brian M. Rushton
Louis Fernandez                        Joseph Williams

                 WILLIAM S. BARNICKEL & COMPANY REPRESENTATIVES
                                  (Non-Voting)

J. Peters McCarthy
Robert H. Quenon

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
                                                                       EXHIBIT B

                               AMENDMENT NO. 3 TO
                                RIGHTS AGREEMENT

     Amendment No. 3 (this "Amendment"), dated as of November 27, 1996, to the Rights Agreement (the "Rights Agreement"), dated as of March 28, 1994, between Petrolite Corporation, a Delaware Corporation (the "Company"), and Society National Bank (the "Rights Agent"), as amended by Amendment No. 1, dated as of December 1, 1994, and Amendment No. 2, dated as of February 7, 1995.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with Section 27 thereof;

     WHEREAS, all acts and things necessary to make this Amendment valid and enforceable have been performed and done, including as required by Section 27, the delivery to the Rights Agent of a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of
Section 27;

     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties agree that the Rights Agreement is hereby amended as follows:

     1. Section 1(g) of the Rights Agreement is hereby amended to read in its entirety as follows:

        "Continuing Director" shall mean any person who is presently or subsequently becomes a member of the Board of Directors of the Company, while such person is a member of the Board of Directors of the Company.

     2. Section 1 of the Rights Agreement is hereby amended by adding the following new paragraph at the end of Section 1 immediately following the paragraph added by Amendment No. 2 to the Rights Agreement dated as of February 7, 1995:

        Notwithstanding anything in this Agreement that might otherwise be deemed to the contrary, no Stock Acquisition Date, Distribution Date,
        Section 11(a)(ii) Event or Section 13 Event shall occur, no person shall be deemed an "Acquiring Person," and no person shall be deemed the "Beneficial Owner" of, or to "beneficially own" any security under
        Section 1(c)(ii), solely by reason of the solicitation and delivery of revocable consents to the removal of certain of the Company's directors and the election of new directors pursuant to a public consent solicitation.

     3. The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.

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

        This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

     IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed, all on the date first written above.

Attest:                                PETROLITE CORPORATION

By:                                    By:
   ----------------------------------     --------------------------------------

Attest:                                SOCIETY NATIONAL BANK

By:                                    By:
   ----------------------------------     --------------------------------------

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